                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                 FORM N-18F-1

               Notification of Election Pursuant to Rule 18f-1
                   Under the Investment Company Act of 1940

                      OPPENHEIMER VARIABLE ACCOUNT FUNDS
                   6803 S. Tucson Way, Centennial, CO 80112
               ------------------------------------------------
                        Name and Address of Registrant

                           NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit Oppenheimer
Strategic Bond Fund/VA, Oppenheimer Global Securities Fund/VA and Oppenheimer
Main Street Fund/VA, each a series of the registrant, to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the
Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                  SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the Investment Company
Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of New York and the State of New York on the 6th day of April, 2005.

                                    OPPENHEIMER VARIABLE ACCOUNT FUNDS

                                    -------------------------------------------------
                                    Name of Registrant

                                    By: /s/ Phillip Gillespie
                                    ------------------------------
                                    Phillip Gillespie
                                    Assistant Secretary

ATTEST:

/s/ Mitchell J. Lindauer
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Mitchell J. Lindauer